Free Writing Prospectus Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 15, 2022

Relating to Preliminary Prospectus issued November 14, 2022

Registration Statement File No.  333-268325

ESAB Corporation

This free writing prospectus relates to the secondary offering of shares of common stock of ESAB Corporation (the “Company”) being offered by Goldman Sachs & Co. LLC (the “selling stockholder”) and should be read together with the preliminary prospectus supplement dated November 14, 2022 (the “Preliminary Prospectus”), which supplements the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-268325) relating to the offering of such securities. Capitalized and other terms used but not defined herein have the meaning as set forth in the Preliminary Prospectus.

Pricing Terms the Offering

Issuer:	ESAB Corporation

Trade Date:	November 16, 2022

Expected Settlement Date:	November 18, 2022

Shares of Common Stock offered by the selling stockholder:	6,003,431 shares of common stock, par value $0.001 per share

Public Offering Price:	$40.00 per share

Mitchell P. Rales’s Purchase of Shares in this public offering	Mitchell P. Rales, the chairman of the Company’s board of directors, has agreed to purchase 500,000 shares of the Company’s common stock at the public offering price of $40.00. The underwriters will receive the same underwriting discount on any shares purchased by Mr. Rales as they will on any other shares sold to the public in this offering.

Joint lead book-runners:	Goldman Sachs & Co. LLC Evercore Group L.L.C. BofA Securities, Inc. J.P. Morgan Securities LLC

Joint book-runners:	BMO Capital Markets Group BNP Paribas Securities Corp. Citizens Capital Markets, Inc. Wells Fargo Securities, LLC

Co-managers:	BTIG, LLC HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. UBS Securities LLC UniCredit Capital Markets LLC

The Company has filed a registration statement (including the Preliminary Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which was declared effective by the SEC on November 15, 2022. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com; and Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by e-mail at ecm.prospectus@evercore.com.